Exhibit 99.2

Consent of Morgan Stanley & Co. Incorporated

We hereby consent to the use in Amendment No. 3 of the Registration Statement of ConocoPhillips on Form S-4 and in the Proxy Statement/Prospectus of ConocoPhillips and Burlington Resources Inc., which is part of the Registration Statement, of our opinion dated December 12, 2005 appearing as Annex B to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary”, “Risk Factors”, “The Merger—Background of the Merger”, “The Merger—BR’s Reasons for the Merger and the BR Board’s Recommendation”, and “Opinion of BR’s Financial Advisors—Opinion of Morgan Stanley”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/S/ CHARLES A. SMITH
Charles A. Smith
Managing Director

New York, New York

February 22, 2006